Exhibit 99

Superior Energy Services Creates New Subsidiary; Appoints Miller as President

 HARVEY, La., May 5 /PRNewswire-FirstCall/ -- Superior Energy Services (NYSE: SPN) has established a wholly owned subsidiary, SPN Resources, LLC, and has hired Greg Miller as president, announced Terry Hall, Superior president and chief executive officer.

The function of SPN Resources will be to acquire, manage and plug and abandon (P&A) mature properties that are deemed uneconomic by operators because the wells no longer meet the operators' production profiles. Properties of interest for Superior are those in waters up to 170 feet deep with numerous existing wells and at least five or more years of reserve life.

"Superior is uniquely positioned to manage and P&A mature properties without the use of third-party providers -- through the use of our bundled services, " said Hall. "These fields will be in need of re-completion work to boost production which we can perform with our own in-house inventory of services and equipment in turn creating opportunities for our other businesses."

Greg Miller was president and chief executive officer of Optimal Energy, Inc. and has also held positions with Chevron USA in the property acquisitions and divesture group, along with reservoir, drilling and production engineering assignments throughout his 25 years in the oil and gas industry.

"Greg brings a wealth of knowledge in producing properties, corporate operations and exploration technology and will be a great asset to SPN Resources and Superior Energy Services," Hall said.

Miller is a member of the American Petroleum Institute (API), Society of Petroleum Engineers (SPE), Society of Exploration Geophysicists (SEG) and the American Association of Petroleum Geologists (AAPG). He holds a Bachelor of Science in Petroleum Engineering and a Masters of Business Administration from the University of Texas at Austin.

Superior Energy Services is a single-source provider of production-related services, rental tools and liftboats, worldwide. Superior's "bundled services" approach gives customers increased efficiency for faster project completion, less risk of downtime, greater scheduling control and the opportunity for cross-trained personnel to maximize use of equipment and rental tools. Superior offers producers a unique suite of products, services and engineering expertise. Superior's commitment to quality, health, safety and the environment is displayed through performance measurement and employee training programs that promote continual improvement. Superior has no higher priority than total and complete customer satisfaction.

Superior Energy Services' corporate headquarters are based in Harvey, Louisiana. Superior employs more than 3,300 people across 50 locations. Visit www.superiorenergy.com .